Exhibit 7.07

TRANSFER AGREEMENT

TRANSFER AGREEMENT (this “Transfer Agreement”) dated as of February 3, 2010 between J.C. Flowers II L.P., a Cayman Islands exempted limited partnership (the “Investor”), MF Global Holdings Ltd., a Delaware corporation (the “Company”), and JCF MFG Holdco LLC, a Delaware limited liability company (the “Transferee”) in connection with the transfer to the Transferee by (i) the Investor of 1,067,291 shares of the Company’s preferred stock, par value $1.00 per share, designated as 6% Cumulative Convertible Preferred Stock, Series A (“Series A Preferred Shares”), (ii) J.C. Flowers II-A L.P., an Alberta limited partnership and a controlled Affiliate of the Investor, of 67,322 Series A Preferred Shares, (iii) J.C. Flowers II-B L.P., a Cayman Islands exempted limited partnership and a controlled Affiliate of the Investor, of 65,387 Series A Preferred Shares and (iv) Financial Services Opportunities L.P., a Cayman Islands exempted limited partnership and a controlled Affiliate of the Investor, of 300,000 Series A Preferred Shares (the Series A Preferred Shares described in clauses (i) through (iv) collectively, the “Transferred Securities”). Reference is made to the Investment Agreement, dated as of May 20, 2008, by and between the Company, as successor to MF Global Ltd., a Bermuda exempted company, and the Investor as amended and supplemented from time to time (the “Investment Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Investment Agreement.

A. By its execution of this Transfer Agreement, the Transferee agrees to be bound by all of the terms and conditions of Article IV of the Investment Agreement (and Article V of the Investment Agreement in so far as relevant thereto) with respect to the Transferred Securities.

B. By its execution of this Transfer Agreement, the Transferee agrees that for purposes of the Registration Rights Agreement, dated as of July 18, 2008, by and between the Company, as successor to MF Global Ltd., a Bermuda exempted company, and the Investor (the “Registration Rights Agreement”), the Transferee shall be deemed to be the Investor and shall assume the rights and obligations of the Investor under the Registration Rights Agreement.

C. The Investor and the Transferee represent and warrant that the Transferee is a controlled Affiliate (which is also an Affiliate) of the Investor.

D. Prior to the Transferee ceasing to be a controlled Affiliate (which is also an Affiliate) of the Investor, the Transferee covenants that it will, and the Investor covenants to cause the Transferee to, transfer all the Transferred Securities that were Transferred to the Transferee pursuant to this Transfer Agreement to the Investor or controlled Affiliates (which are also Affiliates) of the Investor pursuant to Section 4.3(b)(ii) of the Investment Agreement.

E. The parties agree that the rights and obligations of the Investor under the Investment Agreement (including those in Section 3.7) shall remain rights and obligations of the Investor and shall not be transferred to the Transferee, and that Transferee shall have only such rights and obligations as are set forth in Article IV (and Article V of the Investment Agreement in so far as relevant thereto) and only with respect to the Transferred Securities.

F. This Transfer Agreement may be executed in any number of counterparts which when taken together shall constitute an original document.

G. This Transfer Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that state. In connection with any dispute, controversy or claim arising out of or relating to this Transfer Agreement, or the validity, interpretation, breach or termination of this Transfer Agreement, including claims seeking redress or asserting rights under any law, each of the parties hereto agrees (a) to submit to the personal jurisdiction of the state or federal courts in the Borough of Manhattan, The City of New York, (b) that exclusive jurisdiction and venue shall lie in such state or federal courts in the Borough of Manhattan and each party irrevocably and unconditionally waives and agrees not to plead or claim in any such court that such dispute, controversy or claim brought in such court has been brought in an inconvenient forum. Notice may be served upon the Company and the Investor at the same address and in the same manner as described in the Investment Agreement. Notice to the Transferee may be served at the same address and in the same manner as notice may be served on the Investor.

IN WITNESS WHEREOF, this Transfer Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

MF GLOBAL HOLDINGS LTD.

By:	/s/ J. Randy MacDonald
Name:	J. Randy MacDonald
Title:	Chief Financial Officer

Signature Page to Transfer Agreement

(Company)

J.C. FLOWERS II L.P.

By:	JCF Associates II L.P., its General Partner
By:	JCF Associates II Ltd., its General Partner

By:	/s/ J. Christopher Flowers
Name:	J. Christopher Flowers
Title:	Managing Director

Signature Page to Transfer Agreement

(Investor)

JCF MFG HOLDCO LLC

By:	JCF Associates II-A L.P., its Manager
By:	JCF Associates II-A LLC, its General Partner

By:	/s/ J. Christopher Flowers
Name:	J. Christopher Flowers
Title:	Managing Director

Signature Page to Transfer Agreement

(Transferee)